                                                                       EXHIBIT 3

                                   ERO, INC.
                                585 SLAWIN COURT
                         MOUNT PROSPECT, ILLINOIS 60056

                       INFORMATION STATEMENT PURSUANT TO
                                SECTION 14(F) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                           AND RULE 14F-1 THEREUNDER

     This Information Statement is being mailed on or about April 17, 1997 as part of the Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of ERO, Inc., a Delaware corporation (the "Company"), to holders of record of shares of Common Stock, par value $.01 per share, of the Company (the "Shares") at the close of business on or about April 11, 1997. You are receiving this Information Statement in connection with the possible election or appointment of persons designated by HC Acquisition Corp., a Delaware corporation (the "Purchaser"), to a majority of the seats on the Board of Directors of the Company.

     On April 10, 1997, the Company, the Purchaser and Hedstrom Corporation, a Delaware corporation (the "Parent"), entered into an Agreement and Plan of Merger (the "Merger Agreement") in accordance with the terms and subject to the conditions of which (i) the Parent will cause the Purchaser to commence a tender offer (the "Offer") for all outstanding Shares at a price of $11.25 per Share, net to the seller in cash, and (ii) the Purchaser will be merged with and into the Company (the "Merger"). As a result of the Offer and the Merger, the Company will become a wholly owned subsidiary of the Parent.

     The Merger Agreement requires the Company to use all reasonable efforts to cause the Purchaser's designees to be elected or appointed to the Board of Directors of the Company under the circumstances described therein. This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder. See "RIGHT TO DESIGNATE DIRECTORS; THE PURCHASER DESIGNEES."

     You are urged to read this Information Statement carefully. You are not, however, required to take any action in connection with the matters herein discussed. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Schedule 14D-9.

     Pursuant to the Merger Agreement, the Purchaser commenced the Offer on April 17, 1997. The Offer is scheduled to expire at 12:00 midnight, New York City time, on June 2, 1997, unless the Offer is extended.

     The information contained in this Information Statement concerning the Parent, the Purchaser and the Purchaser's designees for the Company's Board of Directors (the "Purchaser Designees") has been furnished to the Company by the Parent and the Purchaser, and the Company assumes no responsibility for the accuracy or completeness of such information.

             RIGHT TO DESIGNATE DIRECTORS; THE PURCHASER DESIGNEES

     Pursuant to the Merger Agreement, promptly following the purchase by and payment for Shares by the Purchaser pursuant to the terms, and subject to the conditions of the Offer, the Purchaser will be entitled to designate such number of directors as will give the Purchaser representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (y) the percentage that such number of shares so purchased bears to the aggregate number of shares outstanding. The Merger Agreement requires that the Company will, upon request by and at the option of the Parent, either increase the size of the Board of Directors and/or secure the resignation of current directors to enable the Purchaser Designees to be elected or appointed to the Board of Directors and to constitute a majority of the Company's Board of Directors. The

Board of Directors of the Company currently consists of six members. The Board of Directors of the Company expects that several directors will resign from the Board following the consummation of the Offer or, if necessary, the Board will increase the size of the Board by resolutions to satisfy this requirement. The Purchaser Designees may assume office at any time following the purchase by the Purchaser of Shares pursuant to the terms, and subject to the conditions of the Offer, which purchase cannot be earlier than June 2, 1997.

     None of the Purchaser Designees (a) is currently a director of, or holds any position with, the Company, (b) has a familial relationship with any of the directors or executive officers of the Company or (c) to the best knowledge of the Purchaser, beneficially owns any securities (or rights to acquire any securities) of the Company. The Company has been advised by the Purchaser that, to the best of the Purchaser's knowledge, none of the Purchaser Designees has been involved in any transactions with the Company or any of its directors, executive officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, except as may be disclosed herein or in the Schedule 14D-9.

     The Purchaser has informed the Company that it will choose the Purchaser Designees from the Purchaser's directors and executive officers listed below. The Purchaser has informed the Company that each of the Purchaser Designees has consented to act as a director, if so designated. The names of the Purchaser Designees, their ages as of April 16, 1997, and certain other information about them are set forth below. All of the Purchaser Designees are executive officers and directors of the Purchaser and the business address of each such executive officer and director is 300 Corporate Center Drive, Suite 100, Coraopolis, Pennsylvania 15108. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with the Parent.

  NAME OF THE PURCHASER DESIGNEE    AGE        PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
  ------------------------------    ---        -----------------------------------------------
John R. Muse......................  (45)   Chairman of the Board, Parent (1995-present); Managing
                                           Director and Principal, Hicks Muse (1989-present)
Arnold E. Ditri...................  (60)   Director and President, Parent (1995-present); Chairman
                                           of Board, Parent (1991-1995)
Robert H. Elman...................  (57)   Director, Parent (1995-present); Chairman of the Board,
                                           DESA International, Inc. (1985-present)
Alan B. Menkes....................  (37)   Director and Vice President, Parent (1995-present);
                                           Managing Director and Principal, Hicks Muse (April
                                           1996-present); The Carlyle Group (1988-1992)

DIRECTORS OF THE COMPANY

     The Board of Directors is currently comprised of six directors divided into three classes. The term of each class expires in different years.

     The following sets forth information as to each director, including age, as of April 17, 1997, principal occupation and employment during the past five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a director of the Corporation.

     D. Richard Ryan, Jr., 57, joined the Corporation in 1993, was elected to the Board of Directors in 1994 and currently serves as Chairman, President and Chief Executive Officer. Prior to joining the Corporation, Mr. Ryan was President and Chief Executive Officer of Dansk International Designs, Ltd. from November of 1985 through August of 1991, President and Chief Executive Officer of Marley Holdings, Inc. from 1981 through 1985 and President of General Housewares Corp.'s Cookware Group from 1974 through 1981.

     Robert J. Lipsig, 54, has served as a director of the Corporation since 1988 and was Chairman from 1992 through April of 1994. Mr. Lipsig has been a Principal of Core Financial Corporation, a private investment and business development firm, since April of 1994. Mr. Lipsig joined the Corporation as Senior Vice President in 1978 and served as the Corporation's President from 1985 through October of 1993. Mr. Lipsig is also a director of Elek-Tek, Inc. Mr. Lipsig also serves on the Corporation's Compensation Committee.

     Arthur S. Nicholas, 67, has served as a director of the Corporation since 1988. Mr. Nicholas served as President of Nicholas, Feder & Jaffe, an investment firm, from 1987 to 1992 and is currently President of The Antech Group, a private investment and business development firm. Mr. Nicholas also serves on the Corporation's Audit and Compensation Committees.

     Thomas M. Gasner, 51, joined the Corporation in 1981 and currently serves as Executive Vice President of Operations where his responsibilities include production, inventory control and purchasing. Mr. Gasner has been a member of the Board of Directors since 1988.

     Bruce V. Rauner, 41, has served as a director of the Corporation since 1988. Mr. Rauner has been a Principal of Golder, Thoma, Cressey, Rauner, Inc., an investment firm, since 1984. Mr. Rauner is also a general partner of Golder, Thoma, Cressey & Rauner, L.P., which is the general partner of GTC Fund III, the Corporation's largest stockholder. Mr. Rauner is also a director of CORE Staff, Inc., Coinmach Laundry Corporation, Polymer Group, Inc. and Lason Systems, Inc., Mr. Rauner also serves on the Corporation's Compensation and Audit Committees.

     Lee M. Mitchell, 54, has served as a director of the Corporation since October of 1996. Mr. Mitchell has been a principal of Golder, Thoma, Cressey, Rauner, Inc., an investment firm, since May of 1994. From May of 1992 through May of 1994, Mr. Mitchell served as a director of numerous corporations. Mr. Mitchell was President and Chief Executive Officer of The Field Corporation until May of 1992. Mr. Mitchell is also a director of American Medserve Corp., Washington National Corporation and Paging Network, Inc.

     There are no family relationships among the foregoing persons.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held five meetings (exclusive of committee meetings) during the preceding fiscal year. The Board of Directors has established the following committees, the functions and current members of which are noted below. Each current director, except Mr. Rauner who did not attend two meetings and Mr. Mitchell who was not appointed to the Board of Directors until October 17, 1996, attended 75% or more of the number of meetings held during the preceding fiscal year of the Board of Directors and any committees on which such director served.

     Compensation Committee. The Compensation Committee of the Board of Directors consists of Messrs. Lipsig, Nicholas and Rauner. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants options to purchase Common Stock of the Corporation. The Compensation Committee met twice during the preceding fiscal year.

     Audit Committee. The Audit Committee of the Board of Directors consists of Messrs. Nicholas and Rauner. The Audit Committee, among other duties, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit and considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments. The Audit Committee met once during the preceding fiscal year.

     The Corporation does not have a nominating committee.

COMPENSATION OF DIRECTORS

     Management directors are not entitled to receive any fees for their service on the Board of Directors. Nonmanagement directors are eligible to receive grants of options to purchase shares of Common Stock pursuant to the Corporation's 1992 Directors' Stock Option Plan and are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings. In addition, all non-management directors received $1,000 per meeting attended for service on the Board of Directors during 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's officers, directors and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from

January 1, 1996 through December 31, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that Barry J. Ryan, President of ERO Industries, Inc., filed two Form 4s late.

                               SECURITY OWNERSHIP

     The following information with respect to the outstanding shares of Common Stock beneficially owned by each director and nominee for director of the Corporation, the chief executive officer and the four other most highly compensated executive officers, all beneficial owners of more than five percent of the Common Stock known by the Corporation and the directors and executive officers as a group is furnished as of March 3, 1997, except as described below.

                                                                   COMMON STOCK
                                                              -----------------------
                                                              NUMBER OF     PERCENT
                            NAME                              SHARES(1)   OF CLASS(2)
                            ----                              ---------   -----------
GTC Fund III(3,4)...........................................  3,940,000      38.4%
D. Richard Ryan, Jr.(5).....................................    180,000       1.8
Barry J. Ryan(5)............................................     10,000         *
Richard F. Schaub, Jr.(5)...................................      1,000         *
Kenneth E. Litvack(5).......................................      3,000         *
Amos Sochaczevski(5)........................................         --        --
Bruce V. Rauner(4,6)........................................  3,968,337      38.7
Thomas M. Gasner(4,5).......................................    283,500       2.8
Robert J. Lipsig(4,5).......................................    202,100       2.0
Arthur S. Nicholas(4,5).....................................     38,670         *
Lee M. Mitchell(7)..........................................         --        --
T. Rowe Price Associates, Inc.(8)...........................  1,223,800      11.9
Putnam Investments, Inc.(9).................................    765,100       7.5
Heartland Advisors Inc.(10).................................    541,500       5.3
All directors and executive officers as a group (11
  persons)(11)..............................................  4,686,607      45.7

-------------------------
 (1) Each holder has sole voting and investment power with respect to the shares listed unless otherwise indicated.

 (2) Percentages less than one percent are denoted by an asterisk.

 (3) All such shares are held by GTC Fund III, of which Golder, Thoma, Cressey & Rauner, L.P., is the general partner. The address for GTC Fund III is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, Illinois 60606-6402.

 (4) All of these parties have entered into an agreement providing for the election of directors. Each such party disclaims beneficial ownership of the shares of Common Stock owned by each other party.

 (5) The address for these individuals is c/o ERO, Inc., 585 Slawin Court, Mount Prospect, Illinois 60056.

 (6) Includes 3,940,000 shares held by GTC Fund III, of which Golder, Thoma, Cressey & Rauner, L.P. is the general partner. Mr. Rauner is a general partner of Golder, Thoma, Cressey & Rauner, L.P., but disclaims beneficial ownership of such shares. The address for Mr. Rauner is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, Illinois 60606-6-402.

 (7) The address for Mr. Mitchell is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, Illinois 60606-6402.

 (8) The information set forth herein is based solely on a Form 13G filed by such entity for the year ended December 31, 1996. The address for such entity, as so reported, was 100 E. Pratt Street, Baltimore, MD 21202.

 (9) The information set forth herein is based solely on a Form 13G filed by such entity for the year ended December 31, 1996. The address for such entity, as so reported, was One Post Office Square, Boston, MA 02109.

(10) The information set forth herein is based solely on a Form 13G filed by such entity for the year ended December 31, 1996. The address for such entity, as so reported, was 790 N. Milwaukee St., Milwaukee, WI 53202.

(11) Includes shares held by GTC Fund III.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table specifies the components of the Corporation's chief executive officer and four other most highly compensated executive officers (the "named executive officers") compensation packages for the years ended December 31, 1996, December 31, 1995 and December 31, 1994. The Corporation does not maintain any long-term compensation plans.

                                            ANNUAL COMPENSATION         LONG TERM COMPENSATION
                                            --------------------   --------------------------------    ALL OTHER
                                             SALARY      BONUS         STOCK       RESTRICTED STOCK   COMPENSATION
  NAME AND PRINCIPAL POSITION        YEAR    ($)(1)      ($)(2)    OPTIONS(#)(3)      AWARDS($)          ($)(4)
  ---------------------------        ----    ------      ------    -------------   ----------------   ------------
D. Richard Ryan, Jr. .............   1996    $250,000         --           --             --              1,350
(Chairman, President and             1995     250,000     25,000           --             --              1,350
Chief Executive Officer)             1994     247,763    375,000           --             --            110,044
Barry J. Ryan(5)..................   1996     116,242     16,000      125,000             --             99,207
(President of ERO Industries,
  Inc.)                              1995          --         --           --             --                 --
                                     1994          --         --           --             --                 --
Richard F. Schaub, Jr.(6).........   1996     120,000     62,500           --             --                 93
(President of Priss Prints, Inc.)    1995     120,000         --       12,500             --              6,741
                                     1994      25,384     35,000       30,000             --                 20
Kenneth E. Litvack(7).............   1996     140,000         --           --             --                810
(President of Impact, Inc.)          1995     143,860         --        7,500             --                807
                                     1994     129,051    227,000       40,000             --                388
Amos Sochaczevski(8)..............   1996     147,000         --       30,000             --                 --
(President of Amav                   1995      37,000         --           --             --                 --
Industries, Inc.)                    1994          --         --           --             --                 --

-------------------------
(1) Includes the following amounts deferred by Messrs. D. Ryan, Schaub and Litvack, respectively, pursuant to the Company's 401(k) plan for the following fiscal years: 1996, $9,135, $6,139 and $5,115; 1995, $9,240, $0 and $6,993; and 1994, $0, $0 and $5,308.

(2) Amounts include bonuses accrued during each year but paid shortly thereafter.

(3) All stock option grants were made pursuant to the Corporation's 1992 Key Employee Stock Option Plan.

(4) Represents premiums paid by the Corporation under a group term life insurance plan, the reimbursement of Mr. D. Ryan's relocation expenses in 1994, the reimbursement of Mr. Schaub's relocation expenses in 1995 and the reimbursement of Mr. B. Ryan's relocation expenses in 1996.

(5) Mr. B. Ryan was named President of ERO Industries, Inc. effective May 1,
    1996.

(6) Mr. Schaub was named President of Priss Prints, Inc. effective October 10, 1994.

(7) Impact, Inc. ("Impact") was acquired by the Corporation effective January 1, 1994. Mr. Litvack was named President of Impact on February 11, 1994.

(8) Amav Industries, Inc. ("Amav") was acquired by the Corporation effective October 1, 1995.

     The following tables disclose, for the named executive officers, information regarding stock options granted or exercised during, or held at the end of, 1996.

OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATE
                                                                                                 OF STOCK PRICE
                                        % OF TOTAL                                              APPRECIATION FOR
                                      OPTIONS GRANTED                                              OPTION TERM
                          OPTIONS     TO EMPLOYEES IN   EXERCISE PRICE                     ---------------------------
         NAME            GRANTED(#)     FISCAL YEAR         ($/SH)       EXPIRATION DATE    5%($)(1)       10%($)(1)
         ----            ----------   ---------------   --------------   ---------------    --------       ---------
D. Richard Ryan, Jr....        --         --                    --             --                   --              --
Barry J. Ryan..........   125,000       39.4%               $6.375        Aug. 21, 2006       $502,031      $1,267,031
Richard F. Schaub,
  Jr. .................        --         --                    --             --                   --              --
Kenneth E. Litvack.....        --         --                    --             --                   --              --
Amos Sochaczevski......    30,000        9.5%               $5.750        Feb. 7, 2006        $108,675      $  274,295

-------------------------
(1) Amounts reflect certain assumed rates of appreciation set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND YEAR-END OPTION VALUES

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS AT
                             SHARES                          OPTIONS AT FY-END(#)                FY-END($)
                           ACQUIRED ON       VALUE        ---------------------------   ---------------------------
          NAME             EXERCISE(1)   REALIZED($)(1)   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
          ----             -----------   --------------   -------------   -----------   -------------   -----------
D. Richard Ryan, Jr. ....      --             --                  --        540,000             --      $1,425,600
Barry J. Ryan............      --             --             125,000             --       $296,875              --
Richard F. Schaub,
  Jr. ...................      --             --              28,000         14,500       $  7,250      $   29,000
Kenneth E. Litvack.......      --             --              30,000         17,500       $ 48,000      $   25,750
Amos Sochaczevski........      --             --              30,000             --       $ 90,000              --

-------------------------
(1) None of the options which were granted to the named executives, as described in footnote 3 to the Summary Compensation Table, has been exercised.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Pursuant to employment agreements (the "Employment Agreements") dated December 14, 1995, the Corporation agreed to employ Amos Sochaczevski as President of Amav Industries Ltd. ("Amav"), a wholly owned subsidiary of the Corporation, and Avi Sochaczevski as Executive Vice President of Amav for a period of two years with automatic one year renewals unless either party provides written notice to the other party of his or its intention not to renew
(a) at least 120 days prior to the end of the initial two year term or (b) at least 90 days prior to the end of any renewal term. The Employment Agreements provide each party with an annual salary of C$200,000. In addition, both parties are bound by a non-competition clause for a period of five years from the date of the agreement.

     The Corporation has entered into an employment agreement with Kenneth E. Litvack which guarantees Mr. Litvack a minimum annual salary of $130,000 through December 31, 1998. In addition, the agreement includes a non-competition clause for a period of two years following Mr. Litvack's termination from the Corporation.

     Barry J. Ryan has entered into an agreement with the Corporation pursuant to which he is guaranteed an annual minimum bonus of $16,000 through 1998. In addition, if he is terminated prior to May 1, 1999, he is entitled to severance amounting to one year of base salary. Finally, the Corporation agreed to reimburse Mr. Ryan for certain costs incurred during his relocation.

     Named Executive Officers have deferred compensation and receive benefits under the Corporation's Nonqualified Deferred Compensation Plan (the "Plan"). Beginning in 1997, Executives are allowed to defer up to 20% of their annualized base salary (less any contributions to the Corporation's 401(k) plan). In addition, the Corporation matches 50% of the Executive's contribution to the Plan up to 3% of the Executive's Salary (less the Corporation's contribution to the 401(k) plan). This contribution vests immediately.

     The Corporation has not entered into written employment contracts with any of its other executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Corporation's Compensation Committee are Messrs. Lipsig, Nicholas and Rauner. Mr. Rauner, a director of the Corporation, is also a general partner of Golder, Thoma, Cressey & Rauner, L.P. Golder, Thoma, Cressey & Rauner, L.P. is the general partner of GTC Fund III, which owns 38.4% of the Corporation's Common Stock. No officers of the Corporation serve on the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is pleased to present its report on executive compensation. The Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Corporation and grants options to purchase Common Stock of the Corporation. This Committee report documents the components of the Corporation's executive officer compensation programs and describes the bases upon which compensation will be determined by the Committee with respect to the executive officers of the Corporation, including the executive officers that are named in the compensation tables (the "Named Executives").

     This Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Compensation Philosophy. The compensation philosophy of the Corporation is to endeavor to directly link executive compensation to continuous improvements in corporate performance and increases in shareholder value. The Committee has adopted the following objectives as guidelines for compensation decisions.

     - Display a willingness to pay levels of compensation that are necessary to attract and retain highly qualified executives.

     - Be willing to compensate executive officers in recognition of superior individual performance, new responsibilities or new positions within the Corporation.

     - Take into account historical levels of executive compensation and the overall competitiveness of the market for high quality executive talent.

     - Implement a balance between short- and long-term compensation to complement the Corporation's annual and long-term business objectives and strategy and encourage executive performance in furtherance of the fulfillment of those objectives.

     - Provide variable compensation opportunities based on the performance of the Corporation, encourage stock ownership by executives and align executive remuneration with the interests of stockholders.

     Compensation Program Components. The Committee regularly reviews the Corporation's compensation program to ensure that pay levels and incentive opportunities are competitive with the market and reflect the performance of the Corporation. The particular elements of the compensation program for executive officers are further explained below.

     Base Salary. The Corporation's base pay levels are largely determined by evaluating the responsibilities of the position held and the experience of the individual and by comparing the salary scale with companies of similar size and complexity. Actual base salaries are kept within a competitive salary range for each position that is established through job evaluation and market comparisons and approved by the Committee as reasonable and necessary. D. Richard Ryan, Jr.'s salary has been set at $250,000 per year, a level which is equal to his salary last year and comparable to salaries paid for executives holding positions with comparable responsibilities.

     Annual Incentives. The 1996 Incentive Compensation Plan (the "1996 Incentive Compensation Plan") provides for the granting of cash awards to certain salaried employees (including the Named Executives) of the Corporation, approved for participation by the Committee. The objective of the 1996 Incentive Compensation Plan is to enhance management's contribution to stockholder returns through increased stock prices by providing competitive levels of compensation for the attainment of financial objectives. In particular, the 1996 Incentive Compensation Plan aims to focus corporate behavior on consistent and steady earnings growth by examining such performance indicators as (A) a comparison of actual earnings before interest, taxes, depreciation and amortization ("EBITDA") to budgeted EBITDA or (B) a comparison of actual sales to budgeted sales. Targeted awards for the Corporation's employees under the 1996 Incentive Compensation Plan are intended to be consistent with targeted awards of companies of similar size and complexity. Actual awards, however, are subject to decrease or increase on the basis of the Corporation's performance. As a result of the Corporation's performance in 1996, the amounts presented in the Executive Compensation table were payable under the 1996 Incentive Compensation Plan. The Compensation Committee approved a similar program for 1997.

     Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility over the management and growth of the Corporation with an opportunity to increase their ownership of the Corporation's stock, the interests of stockholders and executives will be closely aligned. Therefore, the Corporation's key employees (including the Named Executives) are eligible to receive either incentive stock options or nonqualified stock options as the Committee may determine from time to time, giving them the right to purchase shares of the Corporation's Common Stock at an exercise price equal to 100% of the fair market value of such Common Stock at the date of grant. The number of stock options granted to executive officers is based on competitive practices. Currently, the Corporation does not intend to grant any additional stock options to any Named Executive in the next year, except in recognition of new responsibilities or positions.

     Certain Tax Considerations. Recently enacted Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the Named Executives to $1,000,000 in any given taxable year, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this new tax code provision. The Committee currently intends to structure compensation plans for the Named Executives as necessary in order to maximize the Corporation's corporate tax deduction without limiting the Corporation's ability to attract and retain qualified executives.

     Summary. After its review of all existing programs, the Committee continues to believe that the total compensation program for executives of the Corporation is focused on increasing values for stockholders and enhancing corporate performance. The Committee currently believes that the compensation of executive officers is properly tied to stock appreciation through the 1992 Key Employee Stock Option Plan and through the options granted to Mr. D. Ryan when he joined the Corporation. The Committee believes that executive compensation levels at the Corporation are competitive with the compensation programs provided by other corporations with which the Corporation competes. The foregoing report has been approved by all members of the Committee.

                                          COMPENSATION COMMITTEE

                                          Robert J. Lipsig
                                          Arthur S. Nicholas
                                          Bruce V. Rauner

                               PERFORMANCE GRAPH

     The following graph compares the Corporation's cumulative total stockholder return since the Common Stock became publicly traded on April 7, 1992 with the Nasdaq National Market Index and with a peer group comprised of the following companies, Acclaim Entertainment, Inc., Empire of Carolina, Inc., Equity Marketing, Inc., Galoob Toys, Inc., Hasbro, Inc., Mattel, Inc., Russ Berrie and Company, Inc., The Ohio Art Company, Safety 1st, Inc., Toy Biz, Inc., Tyco Toys, Inc., and Yes! Entertainment Corporation.(1) The Corporation selected the aforementioned companies to align its peer group with that used by analysts covering the industry.

                          COMPARISON OF TOTAL RETURN*
             ERO, INC., NASDAQ NATIONAL MARKET INDEX AND PEER GROUP

        MEASUREMENT PERIOD                                                 NASDAQ NATIONAL
      (FISCAL YEAR COVERED)             ERO, INC.         PEER GROUP        MARKET INDEX
APRIL 7, 1992                                  100.00             100.00             100.00
DECEMBER 31, 1992                               61.19             116.24             106.08
DECEMBER 31, 1993                               43.28             129.77             127.25
DECEMBER 31, 1994                               49.25             119.80             133.60
DECEMBER 31, 1995                               35.82             150.82             173.29
DECEMBER 31, 1996                               52.24             172.67             215.34

-------------------------
(1) This peer group is identical to the peer group referenced in the Corporation's 1997 Proxy Statement.

 *  Total Return assumes reinvestment of dividends.